                                                            EXHIBIT 99.1

                  PREMIER BANCORP, INC. ANNOUNCES 48% INCREASE
                            IN FIRST QUARTER EARNINGS

DOYLESTOWN, Pa., April 22, 2003 -- Premier Bancorp, Inc. (AMEX: PPA), parent company of Premier Bank, headquartered in Doylestown, Pennsylvania announced today a 48% increase in net income applicable to common shareholders for the first quarter ended March 31, 2003 over the same period in 2002. Net income applicable to common shareholders for the quarter ended March 31, 2003 was $1,187,000 or $.34 per common share on a diluted basis compared to $802,000 or $.23 per diluted share for the same period in 2002.

On January 16, 2003 the company announced it had entered into a definitive agreement to be acquired by Fulton Financial Corporation (NASDAQ: FULT) of Lancaster, PA. The deal is expected to close in the third quarter of 2003.

Premier Bancorp, Inc. is a financial holding company whose primary business is the operation of Premier Bank headquartered in Doylestown, Pennsylvania. Premier Bank is a community-oriented financial services provider that principally attracts deposits and generates commercial loans and mortgages throughout the Delaware and Lehigh Valleys of eastern Pennsylvania and New Jersey. With robust commercial lending capability and a reputation for personalized service and high asset quality, the Bank seeks to profitably grow and expand its presence in its markets. In addition to Doylestown, the Bank serves six other Pennsylvania markets with full service offices in Bensalem, Bethlehem, Easton, Montgomeryville, Southampton and the Floral Vale Corporate Center in Yardley. The Bank also operates Lenders Abstract, LLC, a title insurance agency and, Premier Bank Insurance Services, LLC. The company's common stock is listed on The American Stock Exchange under the symbol PPA. The company's preferred stock is also listed on The American Stock Exchange under the symbol PPA.Pr.A. For more information, visit us on the Internet at www.premierbankonline.com or contact John C. Soffronoff, President and CEO, at 215-345-5100.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.
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                              PREMIER BANCORP, INC.

                             SELECTED FINANCIAL DATA

                                                     March 31,          December 31,
                                                       2003                2002
                                                     --------            --------
                                                    (Unaudited)
                                                           (In thousands)
Balance Sheet
Total assets                                         $597,045            $609,972
Loans (net of allowance for loan losses
    of $4,284 in 2003 and $4,229 in 2002)             360,514             355,598
Investments                                           184,956             203,141
Deposits                                              442,245             456,486
Borrowings                                             79,997              80,067
Total liabilities                                     531,810             546,536
Capital securities                                     25,000              25,000
Preferred stock                                        12,345              12,345
Shareholders' equity                                   40,235              38,436


                                                                     For the Three Months Ended
                                                               ----------------------------------------
                                                               March 31, 2003           March 31, 2002
                                                               --------------           --------------
                                                                 (Unaudited)             (Unaudited)
                                                           (Dollars in thousands, except per share data)
Income and Expense
Total interest income                                            $     8,358             $     7,564
Total interest expense                                                 3,348                   3,846
                                                                 -----------             -----------
Net interest income                                                    5,010                   3,718
Provision for loan losses                                                 70                     285
Total non-interest income                                                281                     136
Total non-interest expense                                             3,030                   2,484
                                                                 -----------             -----------
Income before income taxes                                             2,191                   1,085
Income tax expense                                                       685                     283
                                                                 -----------             -----------
Net income                                                       $     1,506             $       802
                                                                 ===========             ===========
Less:  Preferred stock dividends                                 $      (319)            $      --
                                                                 -----------             -----------
Net income applicable to common shareholders                     $     1,187             $       802
                                                                 ===========             ===========

Earnings per common share- basic                                 $      0.35             $      0.24
Earnings per common share- diluted                               $      0.34             $      0.23

Weighted average number of common shares outstanding:
   Basic                                                           3,366,983               3,277,115
   Diluted                                                         3,483,467               3,429,582

Actual number of common shares outstanding                         3,417,515               3,367,466